The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement    SUBJECT TO COMPLETION        December 10, 2009

                   Pricing Supplement dated December __, 2009
             to the Product Prospectus Supplement dated May 7, 2009,
                    the Prospectus dated January 5, 2007 and
                the Prospectus Supplement dated February 28, 2007

  [RBC LOGO]                     $

                                 Royal Bank of Canada

                                 Buffered Bullish Enhanced Return Notes
                                 Linked to the iShares Russell Microcap(R) Index Fund, due December 28, 2011


Royal Bank of Canada is offering the Buffered Bullish Enhanced Return Notes (the "Notes") linked to the performance of the Reference Asset named below. The prospectus dated January 5, 2007, the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated May 7, 2009 describe terms that will apply generally to the Notes, including any Notes you purchase. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully. In particular, you should understand that your return on the Notes will not exceed [21.50-24.50]% (to be determined on the Pricing Date) of their Principal Amount.

Issuer:                       Royal Bank of Canada ("Royal Bank")

Issue:                        Senior Global Medium-Term Notes, Series C

Underwriter:                  RBC Capital Markets Corporation

Reference Asset:              iShares Russell Microcap(R) Index Fund

Bloomberg Ticker:             IWC

Currency:                     U.S. Dollars

Minimum Investment:           $1,000 and minimum denominations of $1,000 in
                              excess thereof (the "Principal Amount")

Pricing Date:                 December 22, 2009

Issue Date:                   December 28, 2009

CUSIP:                        78008HTA8

Valuation Date:               December 22, 2011

Leverage Factor:              200% (subject to Maximum Redemption Amount)

Payment at Maturity (if       If, at maturity, the Percentage Change is
held to maturity):            positive, then the investor will receive an amount
                              per $1,000 Principal Amount per note (the
                              "Principal Amount") equal to the lesser of:

                                 1.  Principal Amount + ( Principal Amount x
                                     Percentage Change x Leverage Factor); and

                                 2.  Maximum Redemption Amount

                              If, at maturity, the Percentage Change is negative, but not by more than the Buffer Percentage, (between zero and -15%), then the investor will receive their Principal Amount only.

                              If, at maturity, the Percentage Change is negative, by more than the Buffer Percentage (-15% to -100%), then the investor will receive a cash payment equal to:

                              Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]


Percentage Change:            The Percentage Change, expressed as a percentage,
                              is calculated using the following formula:

                                         Final Level - Initial Level
                                         ---------------------------
                                                 Initial Level

Initial Level:                The closing level of the Reference Asset on the
                              Pricing Date.

Final Level:                  The closing level of the Reference Asset on the
                              Valuation Date.

Maximum Redemption            [121.50-124.50]% multiplied by the Principal
Amount:                       Amount (to be determined on the Pricing Date)

Buffer Percentage:            15%

Buffer Level:                 85% of the Initial Level

Maturity Date:                December 28, 2011, subject to extension for market
                              and other disruptions, as described in the product prospectus supplement.

Term:                         Two (2) Years

Principal at Risk:            The Notes are NOT principal protected. You may
                              lose a substantial portion of your Principal
                              Amount at maturity if there is a decrease in the level of the Reference Asset from the Pricing Date to the Valuation Date.

U.S. Tax Treatment:           By purchasing a note, each holder agrees (in the
                              absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue
                              Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.

                              For further discussion of the U.S. federal tax consequences applicable to the Notes, please see the discussion in the prospectus, the prospectus supplement and the product prospectus supplement which applies to your investment in the Notes.

Secondary Market:             RBC Capital Markets Corporation (or one of its
                              affiliates), though not obligated to do so, plans to maintain a Secondary Market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the Principal Amount of your Notes.

Listing: The Notes will not be listed on any securities exchange or quotation system.

Clearance and                 DTC global (including through its indirect
Settlement:                   participants Euroclear and Clearstream, Luxembourg
                              as described under "Description of Debt
                              Securities--Ownership and Book-Entry Issuance" in the prospectus dated January 5, 2007).

Terms Incorporated in         All of the terms appearing above the item
the Master Note:              captioned "Secondary Market" on page p-2 of this
                              pricing supplement and the terms appearing under the caption "General Terms of the Notes" in the product prospectus supplement dated May 7, 2009, as modified by this pricing supplement.

Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" beginning on page PS-4 of the product prospectus supplement dated May 7, 2009.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the "FDIC") or any other Canadian or U.S. government agency or instrumentality. The Notes are not guaranteed under the FDIC's Temporary Liquidity Guarantee Program.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not offered or sold and will not be offered or sold in Hong Kong, other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted top do so under the securities laws of Hong Kong) will be issued other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

                                                                           Per Note          Total
                                                                           --------          -----
Price to public......................................................            %       $
Underwriting discounts and commission................................            %       $
Proceeds to Royal Bank...............................................            %       $


The price to purchasers who maintain accounts with participating dealers in which only asset-based fees are charged is __%. The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the Secondary Market price, if any Secondary Market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

If the Notes priced on the date of this preliminary pricing supplement the price of the Notes would also include a profit of $12.50 per $1,000 in Principal Amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. In no event will the total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, exceed $25.00 per $1,000 in Principal Amount of the Notes.

We may use this pricing supplement in the initial sale of the Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

                         ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated May 7, 2009, relating to our Senior Global Medium-Term Notes, Series C, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated May 7, 2009, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 5, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
o34295e424b3.htm

Prospectus Supplement dated February 28, 2007:
http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
o35030e424b3.htm

Product Prospectus Supplement dated May 7, 2009:
http://www.sec.gov/Archives/edgar/data/1000275/000121465909001144/a5694424b5.txt

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.

                              HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The levels of the Underlying Index used to illustrate the calculation of the Percentage Change are not estimates or forecasts of the Initial Level or Final Level on which the calculation of the Percentage Change will depend. All examples assume that a holder has purchased Notes with an aggregate Principal Amount of $1,000, a Buffer Percentage of 15% (Buffer Level is 85% of the Initial Level), a Leverage Factor of 200%, a Maximum Redemption Amount of 123% of the Principal Amount and that no market disruption event has occurred.


Example 1--  Calculation of the Payment at Maturity where Percentage Change is positive.
             Percentage Change:         10%
             Payment at Maturity:       $1,000 + [$1,000 x (10% x 200%)] =
                                        $1,000 + $200 = $1,200
             On a $1,000 investment, a 10% Percentage Change results in a Payment at Maturity of $1,200, a 20% return on the Notes.


Example 2--  Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).
             Percentage Change:         47%
             Payment at Maturity:       $1,000 + [$1,000 x (47% x 200%)] =
                                        $1,000 + $940 = $1,940
                                        however, the Maximum Redemption Amount
                                        is $1,230.
             On a $1,000 investment, a 47% Percentage Change results in a Payment at Maturity of $1,230, a 23% return on the Notes.


Example 3--  Calculation of the Payment at Maturity where the Percentage Change is negative (BUT not by more than the Buffer Percentage).
             Percentage Change:         -8%
             Payment at Maturity:       At maturity, if the Percentage Change is
                                        negative BUT not by more than the Buffer
                                        Percentage, then the Payment at Maturity will equal the Principal Amount.


Example 4--  Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).
             Percentage Change:         -20%
             Payment at Maturity:       $1,000 + [$1,000 x (-20% + 15%)] =
                                        $1,000 - $50 = $950
             On a $1,000 investment, a -20% Percentage Change results in a Payment at Maturity of $950, a -5% return on the Notes.

                               THE REFERENCE ASSET

THE ISHARES(R) RUSSELL MICROCAP(R) INDEX FUND


     We have derived all information contained in this product supplement regarding the iShares(R) Russell Microcap(R) Index Fund (the "Index Fund"), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares(R) Trust ("iShares(R)"), BlackRock Institutional Trust Company, N.A. (formerly known as Barclays Global Investors, N.A., "BTC"), and BlackRock Fund Advisors (formerly known as Barclays Global Fund Advisors, "BFA"). We make no representation or warranty as to the accuracy or completeness of the information derived from these public sources. The Index Fund is an investment portfolio maintained and managed by iShares(R). BFA is the investment adviser to the Index Fund. The Index Fund is an exchange traded fund ("ETF") that trades on the New York Stock Exchange Arca, Inc. (the "NYSE Arca") under the ticker symbol "IWC."

     iShares(R) is a registered investment company that consists of a variety of separate investment portfolios, including the Index Fund. On December 1, 2009, BlackRock, Inc. completed its previously-announced acquisition of iShares(R). iShares(R) is a registered trademark of BTC. BFA is the investment advisor to the Index Fund. Information provided to or filed with the SEC by iShares(R) under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC's website at http://www.sec.gov. For additional information regarding iShares(R), BFA, and the Index Fund, please see the Prospectus, dated August 1, 2009 (as revised on December 1, 2009). In addition, information about iShares and the Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares(R) website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares(R) website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

     The Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small capitalization segment of the U.S. equity market, as measured by the Russell Microcap(R) Index (the "Underlying Index"). The Index Fund holds equity securities of the small-sized companies traded in the U.S. The Underlying Index was developed by Russell Investment Group ("Russell").

     As of September 30, 2009, the three largest equity securities of the Index Fund were Schweitzer-Mauduit International, Inc., Radian Group Inc. and Vivus Inc., and its three largest sectors were financial services, technology and health care.

     The Index Fund uses a representative sampling strategy (as described below under "-- Representative Sampling") to try to track the Underlying Index. In addition, in order to improve its portfolio liquidity and its ability to track the Underlying Index, the Index Fund may invest up to 10% of its assets in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BFA.

Representative Sampling

     The Index Fund pursues a "representative sampling" strategy in attempting to track the performance of the Underlying Index, and may or may not hold all of the equity securities included in the Underlying Index. The Index Fund invests in a representative sample of securities in the Underlying Index, which collectively have a similar investment profile as the Underlying Index. Securities selected have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Underlying Index.

Correlation

     The Underlying Index is a theoretical financial calculation, while the Index Fund is an actual investment portfolio. The performance of the Index Fund and the Underlying Index will vary somewhat due to transaction costs, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the Index Fund's portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the Index Fund but not to the Underlying Index or the use of representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called "tracking error." The Index Fund, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the Underlying Index.

Industry Concentration Policy

     The Index Fund may concentrate its investments (i.e., hold 25% or more of its total assets) in the stocks of a particular industry or group of industries to approximately the same extent that the Underlying Index is concentrated.

Holdings Information

     As of September 30, 2009, 99.72% of the Index Fund's holdings consisted of equity securities, 0.08% consisted of cash, and 0.19% was in other assets, including dividends booked but not yet received. The following tables summarize the Index Fund's top holdings in individual companies and by sector as of such date.

Top holdings in individual securities as of September 30, 2009


                                                                Percentage of
      Company                                                   Total Holdings
      -------------------------------------------               --------------
      Schweitzer-Mauduit International, Inc.                    0.39%
      Radian Group Inc.                                         0.39%
      Vivus Inc.                                                0.35%
      Veeco Instruments Inc.                                    0.35%
      Dana Holding Corp.                                        0.31%
      US Airways Group Inc.                                     0.28%
      ArvinMeritor Inc.                                         0.26%
      Dollar Thrifty Automotive GP                              0.24%
      First Financial Bancorp                                   0.24%
      Shuffle Master Inc.                                       0.23%

Top holdings by sector as of September 30, 2009


                                                                Percentage of
      Sector                                                    Total Holdings
      -------------------------------------------               --------------
      Financial Services                                        22.73%
      Technology                                                17.73%
      Health Care                                               17.49%
      Consumer Discretionary                                    15.31%
      Product Durables                                          11.65%
      Materials & Processing                                     6.18%
      Energy                                                     3.29%
      Utilities                                                  2.83%
      Consumer Staples                                           2.20%
      Auto & Transportation                                      0.25%

      The information above was compiled from the iShares(R) website. We make no representation or warranty as to the accuracy of the information above. Information contained in the iShares(R) website is not incorporated by reference in, and should not be considered a part of, this product supplement or any terms supplement.

The Underlying Index

     We have derived all information contained in this product supplement regarding the Underlying Index, including, without limitation, its make-up and changes in its components, from publicly available information. The Underlying Index is a stock index calculated, published and disseminated daily by Russell, through numerous data vendors, on the Russell website and in real time on Bloomberg Financial Markets and Reuters Limited. Russell has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the Underlying Index.

     The Underlying Index (Bloomberg L.P. index symbol "RMICRO") measures the performance of the small capitalization segment of the U.S. equity market. The Underlying Index currently constitutes less than 3% of the U.S. equity market. Only the securities of companies with a total market capitalization of at least $30 million are eligible for the Underlying Index. As a result, the number of the securities included in the Underlying Index will fluctuate due to market conditions. As of December 8, 2009, the Underlying Index contains 1,548 securities, 1,000 of which are the smallest securities in the small-cap Russell 2000(R) Index selected based on their market capitalization; the other securities in the Underlying Index are selected by Russell based on their growth and value.

     The Underlying Index is constructed to provide a measurement of the performance of the small capitalization segment trading on national exchanges, while excluding lesser-regulated OTC bulletin board securities and pink-sheet stocks due to their failure to meet national exchange listing requirements. The Underlying Index is reconstituted annually to ensure that larger stocks do not distort measurement of the performance of the small capitalization segment.

The Russell 2000(R) Index

     Russell began dissemination of the Russell 2000(R) Index (Bloomberg L.P. index symbol "RTY") on January 1, 1984 and calculates and publishes the Index. The Russell 2000(R) Index measures the composite price performance of stocks of 2,000 companies which are either incorporated in the United States or its territories, or are eligible for inclusion as a BDI (as defined below). The Russell 2000(R) Index consists of the smallest 2,000 companies included in the Russell 3000(R) Index. The Russell 2000(R) Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Index is determined, comprised, and calculated by Russell.

Selection of Stocks Underlying the Russell 2000(R) Index

     Companies incorporated in the U.S. and its territories are eligible for inclusion in the Russell 2000(R) Index. In addition, companies incorporated in the following countries or regions are also reviewed for eligibility for inclusion: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama, and Turks and Caicos Islands. Companies incorporated in these regions are considered Benefit-Driven Incorporation ("BDI") companies, because they typically incorporate in BDI countries or regions for operations, tax, political, or other financial market benefits. However, not all companies incorporated in BDI regions are eligible for inclusion in the Russell 2000(R) Index. Companies incorporated in BDI regions must also meet one of the following criteria in order to be considered eligible: (i) the company has its headquarters in the U.S. or (ii) the company's headquarters is also in a BDI-designated country or region and the primary exchange for local shares is in the U.S. For new companies located in the BDI countries or regions eligible for inclusion in the Russell 2000(R) Index and that trade on multiple exchanges, the determination of the company's primary exchange is based on the average daily dollar trading value ("ADDTV"), which is the accumulated dollar trading volume divided by the actual number of trading days in the past year. ADDTV is assessed only for new companies entering the Russell U.S. indexes. Existing members will remain assigned to the U.S. exchange until the ADDTV is higher in another country's exchange for the previous two consecutive years, after which the company's primary exchange will be the country with the highest exchange volume. However, the primary exchange is a factor for inclusion only if both its incorporation and its headquarters are in a BDI country or region or if multiple headquarters are listed in the company's SEC filings. If the company has its headquarters in a country other than the U.S. or the BDI countries or regions, it is not eligible for inclusion regardless of the location of the primary exchange. Headquarters and primary exchanges will be analyzed once a year during reconstitution unless the security is delisted from the U.S. exchange.

     All securities eligible for inclusion in the Russell 2000(R) Index must trade on a major U.S. exchange. Bulletin board, pink-sheets, and over-the-counter ("OTC") traded securities are not eligible for inclusion. Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member's closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Nonetheless, a stock's closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion, but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

     An important criteria used to determine the list of securities eligible for the Russell 2000(R) Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation. Companies with a total market capitalization of less than $30 million are not eligible for the Russell 2000(R) Index.

     Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity. In general, only one class of common stock of a company is eligible for inclusion in the Russell 2000(R) Index, although exceptions to this general rule have been made where Russell has determined that each class of common stock acts independent of the other.

     Annual reconstitution is a process by which the Russell 2000(R) Index is completely rebuilt. Based on closing levels of the company's common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the Russell 2000(R) Index using the then existing market capitalizations of eligible companies. Reconstitution of the Russell 2000(R) Index occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday. In addition, Russell adds initial public offerings to the Russell 2000(R) Index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.


     After membership is determined, a security's shares are adjusted to include only those shares available to the public. This is often referred to as "free float." The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.


     As a capitalization-weighted index, the Russell 2000(R) Index reflects changes in the capitalization, or market value, of the component stocks relative to the entire market value of the Russell 2000(R) Index. The current Index level is calculated by adding the market values of the Russell 2000(R) Index's component stocks, which are derived by multiplying the price of each stock by the number of shares outstanding, to arrive at the available market capitalization of the 2,000 stocks. The available market capitalization is then divided by a divisor, which represents the index value of the Russell 2000(R) Index. To calculate the Russell 2000(R) Index, closing prices will be used from the primary exchange of each security. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000(R) Index. In order to provide continuity for the Russell 2000(R) Index's level, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

                             Historical Information

The graph below sets forth the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Asset. The information provided in this table is for the four calendar quarters of 2006, 2007, 2008, the first three calendar quarters of 2009 and for the period of October 1, 2009 through December 9, 2009.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the level of the Reference Asset on the Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

                       ISHARES RUSSELL MICROCAP INX (IWC)
                                (Aug-05 - Aug-09)
                                   [RBC LOGO]



    Period-           Period-End          High Intra-Day           Low Intra-Day Price           Period-End Closing
  Start Date             Date              Price of the              of the Reference          Price of the Reference
                                        Reference Stock in             Stock in ($)                 Stock in ($)
                                                ($)
  ----------             ----                   ---                    ------------                 ------------
   1/1/2006            3/31/2006               58.43                       50.83                       58.43
   4/1/2006            6/30/2006               59.26                       50.55                       53.86
   7/1/2006            9/29/2006               54.49                       49.86                       53.4
  9/30/2006           12/29/2006               59.23                       52.3201                     58.45

   1/1/2007            3/30/2007               61.64                       56.03                       58.81
  3/31/2007            6/29/2007               62.05                       58.5801                     60.5
  6/30/2007            9/28/2007               61.96                       53.17                       57.6599
  9/29/2007           12/31/2007               60.71                       50.92                       52.8

   1/1/2008            3/31/2008               53.33                       43.68                       46.58
   4/1/2008            6/30/2008               50.12                       44.6                        44.61
   7/1/2008            9/30/2008               49.74                       41.86                       44.53
  10/1/2008           12/31/2008               44.11                       24.14                       31.85

   1/1/2009            3/31/2009               33.153                      21.459                      26.33
   4/1/2009            6/30/2009               34.28                       25.85                       32.88
   7/1/2009            9/30/2009               40.88                       30.58                       39.47
  10/1/2009            12/9/2009               40.61                       35.041                      37.71


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     We expect that delivery of the Notes will be made against payment for the Notes on or about December 28, 2009, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as "T+3"). See "Plan of Distribution" in the prospectus supplement dated February 28, 2007.

         No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or RBC Capital Markets Corporation. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

                                        $
                                   [RBC LOGO]



                     Buffered Bullish Enhanced Return Notes
   Linked to the iShares Russell Microcap(R) Index Fund, due December 28, 2011




                                December _, 2009